Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-142163
333-142163-01
333-142163-02
333-142163-03
333-142163-04
333-142163-05
333-142163-06
333-142163-07
333-142163-08
333-142163-09
333-142163-10
333-142163-11
333-142163-12
333-142163-13
333-142163-14
333-142163-15

POWERSHARES DB MULTI-SECTOR COMMODITY TRUST

POWERSHARES DB ENERGY FUND

POWERSHARES DB OIL FUND

POWERSHARES DB PRECIOUS METALS FUND

POWERSHARES DB GOLD FUND

POWERSHARES DB SILVER FUND

POWERSHARES DB BASE METALS FUND

POWERSHARES DB AGRICULTURE FUND

DB MULTI-SECTOR COMMODITY MASTER TRUST

DB ENERGY MASTER FUND

DB OIL MASTER FUND

DB PRECIOUS METALS MASTER FUND

DB GOLD MASTER FUND

DB SILVER MASTER FUND

DB BASE METALS MASTER FUND

DB AGRICULTURE MASTER FUND

SUPPLEMENT DATED JUNE 20, 2008 TO

PROSPECTUS DATED JANUARY 15, 2008

This Supplement updates certain disclosure set forth in the Prospectus dated January 15, 2008, as supplemented from time-to-time (the “Prospectus”) of PowerShares DB Multi-Sector Commodity Trust (the “Trust”), PowerShares DB Energy Fund, PowerShares DB Oil Fund, PowerShares DB Precious Metals Fund, PowerShares DB Gold Fund, PowerShares DB Silver Fund, PowerShares DB Base Metals Fund, PowerShares DB Agriculture Fund (collectively, the “Funds”), DB Multi-Sector Commodity Master Trust, DB Energy Master Fund, DB Oil Master Fund, DB Precious Metals Master Fund, DB Gold Master Fund, DB Silver Master Fund, DB Base Metals Master Fund and DB Agriculture Master Fund. All capitalized terms used in this Supplement have the same meaning as in the Prospectus.

Prospective investors in the Funds should review carefully the contents of both this Supplement and the Prospectus.

1.        The initial paragraph under the sub-heading “Principals and Key Employees” on page 120 of the Prospectus is hereby deleted and replaced, in its entirety, by the following:

“Kevin Rich, Michael Gilligan and Martin Kremenstein serve as the Chief Executive Officer, Principal Financial Officer, and Chief Operating Officer, Chief Investment Officer and Vice President of the Managing Owner, respectively.”

2.        The second paragraph under the sub-heading “Principals and Key Employees” on page 120 of the Prospectus is hereby deleted and replaced, in its entirety, by the following:

“The Managing Owner is managed by a Board of Managers. The Board of Managers is comprised of Messrs. Rich, Kremenstein and Hans Ephraimson.”

3.        The biography of Gregory Collet set forth on page 120 of the Prospectus is hereby deleted and replaced, in its entirety, with the biography of Hans Ephraimson, set forth below:

“Hans Ephraimson joined Deutsche Bank AG in June 1986 and is a Managing Director in the North American Structured Sales and Global Markets Investment Products Group. Mr. Ephraimson has also been a Desk Head for foreign exchange in Deutsche Bank AG’s Institutional Clients Group for North America since January 1999. Mr. Ephraimson serves as a member of the Board of Managers of the Managing Owner. Mr. Ephraimson will serve as a principal of the Managing Owner, pending approval by the National Futures Association. Mr. Ephraimson received his Bachelors of Science from Syracuse University in 1986 and an MBA from Columbia University in 1995.”

4.        The biography of Martin Kremenstein set forth on page 120 of the Prospectus is hereby deleted and replaced, in its entirety, with the following:

“Martin Kremenstein joined Deutsche Bank AG in August 2006, and serves as a Vice President in the Global Markets Investment Products Group with responsibility for providing currency and commodity-based investor solutions to the DB sales force in the Americas. Mr. Kremenstein serves as the Chief Operating Officer, Chief Investment Officer and Vice President of the Managing Owner. Prior to joining Deutsche Bank, Mr. Kremenstein worked for JPMorgan Chase from September 1998 to August 2006, initially in London and then, from June 2003, in New York. From February 2005 to August 2006, Mr. Kremenstein worked in Market Risk Management, covering the Credit Portfolio division initially as an Associate, and later as a Vice President. From September 1998 to February 2005, Mr. Kremenstein worked in various roles in Operations at JPMorgan Chase, including managing the Credit Portfolio Credit Hedge Analysis team, managing projects for the Credit Portfolio Market Hedge team, and managing P&L production for the Counterparty Risk Book (London). Mr. Kremenstein received his B.A. from the University of Leeds in 1998. Mr. Kremenstein is a principal and an associated person of the Managing Owner.”

5.        The biography of Michael Gilligan will be set forth immediately following Martin Kremenstein’s biography on page 120 of the Prospectus as follows:

“Michael Gilligan joined Deutsche Bank AG in March 2008 and is a Director in the Finance Group. Mr. Gilligan serves as the Principal Financial Officer of the Managing Owner. Mr. Gilligan will serve as a principal of the Managing Owner, pending approval by and registration with the National Futures Association. Prior to joining Deutsche Bank, Mr. Gilligan worked for Credit Suisse from September 1998 to March 2008 and held a number of positions in finance; immediately prior to joining Deutsche Bank, Mr. Gilligan was the Chief Operating Officer of the Americas Credit Trading Group from May 2007 to March 2008. Mr. Gilligan is a Chartered Accountant and received his Bachelors of Science in Management from Trinity College in 1989 and his Post Graduate Diploma in Professional Accounting from University College Dublin in 1990.”

* * * * * * * * * * * * * * * * * * *

All information in the Prospectus is restated pursuant to this Supplement, except as updated hereby.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

DB COMMODITY SERVICES LLC

Managing Owner